UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 10, 2012

YTB International, Inc.
 (Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-18412	20-2181181
(Commission File Number)	(IRS Employer Identification No.)

1901 East Edwardsville Road
Wood River, Illinois	62095
(Address of Principal Executive Offices)	(Zip Code)

(618) 655-9477
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On February 10, 2012, YTB International, Inc. (the “Company”) entered into a commercial sales contract (the “Real Estate Sales Contract”) with Vartu, LLC (“Vartu”) pursuant to which Vartu agreed to purchase from the Company the 19.19 acres of undeveloped land that sits adjacent to the Company’s corporate headquarters building at 1901 East Edwardsville Road, in Wood River, Illinois (the “Property”) and all other tangible, intangible and mixed assets relating to the Property for a purchase price of $500,000 in cash to be delivered to the Company at closing.  The sale of the Property closed on February 13, 2012 (the “Closing Date”).

Pursuant to the Real Estate Sales Contract, the Company has an option (the “Option”) to purchase the Property and all its associated tangible, intangible and mixed assets from the Buyer in “as is” condition subject to the following terms and conditions:

(a)	The purchase price shall be $550,000 (the “Base Option Purchase Price”), if the Company closes on the purchase of the Property pursuant to the Option within 90 days from the Closing Date,
(b)
If the Company is unable to close on the purchase pursuant to the Option within 90 days from the Closing Date, but closes within 180 days from the Closing Date, then the purchase price shall be the Base Option Purchase Price plus 25% of the difference between the price at which the Company sells the Property and the Base Option Purchase Price, or

(c)
If the Company is unable to close on the purchase pursuant to the Option within 180 days from the Closing Date, but closes within 365 days from the Closing Date, then the purchase price shall be the Base Option Purchase Price plus 50% of the difference between the price at which the Company sells the Property and the Base Option Purchase Price.

Pursuant to the Real Estate Contract, the Company and the Buyer also agreed to enter into a lease agreement pursuant to which the Buyer will lease the Property to the Company for a period of two years; provided, however, that the Buyer shall reserve the irrevocable right to terminate the lease upon 30 days’ notice at any time after the first 12 months from the date the lease is executed by the Buyer and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YTB INTERNATIONAL, INC.

Date: February 16, 2012	By:	/s/ Robert Van Patten
Name: Robert Van Patten
Title: Chief Executive Officer

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